UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2025

Daktronics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38747	46-0306862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Daktronics Drive

Brookings, SD 57006

(Address of Principal Executive Offices, and Zip Code)

(605) 692-0200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	DAKT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2025, Daktronics, Inc. (the “Company”) entered into a Consent and Amendment No. 4 to Credit Agreement, effective as of June 6, 2025 (the “Amendment”), by and among the Company, the other Loan Parties (as defined in the Credit Agreement (as defined below)) party thereto, the Lenders (as defined in the Credit Agreement) party thereto, and JPMorgan Chase Bank, N.A. (the “Administrative Agent,” and collectively with the Company, the Loan Parties, and the Lenders, the “Parties”). The Amendment amends that certain Credit Agreement, dated as of May 11, 2023, by and among the Parties (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”) to permit the Company to secure Letters of Credit (as defined in the Credit Agreement) with terms that expire after the Credit Agreement’s scheduled maturity date of May 11, 2026 under certain conditions (the “Specified Letters of Credit”).

Pursuant to the Amendment, no later than 91 days before the Maturity Date (as defined below), the Company must deposit an amount of cash equal to 105% of the LC Exposure (as defined in the Credit Agreement) into one or more accounts (collectively, the “Specified LC Collateral Account”) controlled exclusively by the Administrative Agent. The Company will grant a security interest in the Specified LC Collateral Account to the Administrative Agent. The funds in the Specified LC Collateral Account will be used to cover any unreimbursed amounts owed to the issuing Lender, subject to certain exceptions. The funds in the Specified LC Collateral Account will be returned to the Company and the other Borrowers (as defined in the Credit Agreement) if the scheduled Maturity Date is further extended.

The Amendment requires the Borrowers to fully pay any and all amounts owed under Delayed Draw Term Loans (as defined in the Credit Agreement) on or before the earlier of: (i) May 11, 2026; and (ii) any earlier date on which the Commitments (as defined in the Credit Agreement) are reduced to zero or otherwise terminated pursuant to the terms of the Credit Agreement (the “Termination Date”). The Amendment also provides that the Borrowers’ repayment obligations under the Credit Agreement will mature on the earliest of: (i) November 30, 2026; (ii) unless otherwise agreed in writing by the Administrative Agent (with the consent of all Lenders), the date that is six (6) months prior to the scheduled maturity date of the Term Loan Debt; and (iii) the Termination Date (such earliest date, the “Maturity Date”).

As of the date of this Current Report on Form 8-K (this “Report”), there were no Borrowings (as defined in the Credit Agreement) outstanding under the Credit Agreement. The aggregate balance under all Letters of Credit outstanding was approximately $3.4 million, none of which is attributable to the Specified Letters of Credit.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Report relating to the Amendment is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits:

(d)	Exhibits.

Exhibit No.	Description

10.1

Consent and Amendment No. 4 to Credit Agreement, effective as of June 6, 2025, by and among Daktronics, Inc., the other Loan Parties to the Credit Agreement, the Lenders party to the Credit Agreement, and JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders

104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKTRONICS, INC.

	By:	/s/ Howard I. Atkins
Howard I. Atkins
Acting Chief Financial Officer (Principal Financial Officer)

Date: June 13, 2025